Exhibit 99.1

Destination Maternity Announces CEO Transition Plan

- Independent Director B. Allen Weinstein to serve as Interim CEO –

- Board initiates search for new CEO -

Moorestown, N.J., September 7, 2017 - Destination Maternity (NASDAQ: DEST) announced today the appointment of Allen Weinstein, an independent director of the Company, as Interim Chief Executive Officer, effective at close of business September 7, 2017. The Board and Anthony M. Romano mutually agreed that Mr. Romano will step down from his role as President, Chief Executive Officer and Board Member, effective at close of business September 7, 2017. The Board will immediately launch a search to identify a qualified candidate to serve as the Company’s permanent CEO.

Additionally, Barry Erdos, an independent director, has been elected to succeed Arnaud Ajdler as non-executive Board Chair, effective immediately.

“Despite the investment of significant time, effort and resources into the proposed merger with Orchestra-Prémaman, it was ultimately not completed,” said Mr. Romano. “Consequently, my fellow Board Members and I have reached a mutual decision that now would be a good time to make a change to allow for a fresh look at Destination Maternity. As such, at close of business on September 7th, I will leave the Company.”

Commenting on behalf of the Board, Mr. Erdos said, “This is a decision that both Tony and the Board felt was in the best interest of Destination Maternity. We thank Tony for his leadership through a difficult and transformative period in an extremely challenging retail environment.”

Interim CEO Allen Weinstein has served as a director of the Destination Maternity Board since January 2010. Mr. Weinstein is currently Executive Chairman and a director of Villa, a privately owned footwear and apparel retailer. From August 2009 to August 2012, Mr. Weinstein served as the Chief Executive Officer and a director of Body Central Corporation. Prior to joining Body Central, Mr. Weinstein was the Executive Vice President-Chief Merchandising Officer of The Cato Corporation from 2005 to 2009, having previously served as Executive Vice President, Chief Merchandising Officer of the Cato Division since 1997. From 1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation. From 1981 to 1995, he served as Senior Vice President of Merchandising of Beall’s, Inc.

Non-executive Chairman Barry Erdos has served as a director of the Destination Maternity Board since January 2010. He is currently a consultant in the retail industry, after having served as Chief Executive Officer of F.A.O. Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009, and prior to that having served as President, Chief Operating Officer and a director of Bluefly, Inc. Prior to joining Bluefly, Inc., Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build A Bear Workshop and Chief Operating Officer of Ann Taylor, Inc.

Separately, Destination Maternity today announced its results for the second quarter fiscal 2017.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of July 29, 2017 Destination Maternity operates 1,150 retail locations in the United States, Canada and Puerto Rico, including 507 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 643 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of July 29, 2017 Destination Maternity has 210 international franchised locations, including 18 standalone stores operated under one of the Company’s nameplates and 192 shop-in-shop locations.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding changes in management and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

CONTACT:	Allison Malkin

Caitlin Morahan

ICR, Inc.

DestinationMaternityIR@icrinc.com

203-682-8225